Exhibit 99.1

Company Contacts:

Cameron Way

Chief Financial Officer

Tel 206-373-9034

cway@onvia.com

Onvia Reports Third Quarter 2010 Results

Revenue Up 1% year over year to $6.7 Million; Annual Contract Value per Client Up 20%

SEATTLE, WA — November 11, 2010 — Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government business market intelligence, reported financial results for the third quarter ended September 30, 2010.

Q3 2010 Highlights

•	Revenue up 1% to $6.6 million vs. Q3 2009

•	Gross profit increased 5% over Q3 2009 to $5.7 million

•	Adjusted EBITDA of $785,000 increased 17% over adjusted EBITDA of $671,000 in Q3 2009

•	Net income decreased 35% to $109,000 vs. net income of $167,000 in Q3 2009

•	Annual Contract Value per Client up 20% vs. Q3 2009

Q3 2010 Operational Performance Summary

	Q3 10	Q2 10	Change %	Q3 09	Change %
Annual Contract Value (ACV) (in millions)	$23.0	$24.1	-5%	$23.5	-2%
Total Clients	6,800	7,500	-9%	8,300	-18%
Total Clients (excluding entry-level Metro)	6,500	7,200	-10%	7,900	-18%
Annual Contract Value per Client (ACVC)	$3,383	$3,225	5%	$2,818	20%
Quarterly Contract Value per Client (QCVC)	$4,030	$3,549	14%	$3,103	30%

Third Quarter Results

Revenue for the third quarter of 2010 decreased 2% to $6.7 million from $6.8 million in the previous quarter and increased 1% from $6.6 million in the same year-ago period.

Sequential quarter revenue decreased due to lower client retention rates, particularly with smaller, first-year clients. In 2009, enthusiasm for the American Recovery and Reinvestment Act encouraged a significant number of small companies to explore opportunities in the public sector. As a result, Onvia signed many new, predominantly smaller companies, which accelerated top line revenue growth in 2009. After the first year, these same small clients are renewing at lower than historical rates. Lower client retention rates have negatively impacted Onvia’s results and metrics for the last three sequential quarters.

ACV represents the aggregate annual revenue value of the company’s subscription contracts. ACV decreased 5% to $23.0 million from $24.1 million in the previous quarter, and 2% from $23.5 million in the same year-ago quarter (for more information about ACV, see “About Annual Contract Value (ACV) and Quarterly Contract Value per Client (QCVC),” below).

A significant driver of ACV is Annual Contract Value per Client (ACVC), which increased 5% to an average of $3,383 per client from the previous quarter and increased 20% from the third quarter of 2009. ACVC improved in the third quarter, in part by targeting more strategic clients and because non-renewals were weighted toward smaller clients.

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At the end of the third quarter, the company’s total client base, excluding the entry-level metropolitan product, decreased 10% to 6,500 from 7,200 in the previous quarter, and decreased 18% from 7,900 in the same year-ago period. The sequential and year-over-year decrease in the customer base is primarily attributed to a decline in the company’s client retention rates of first year, smaller clients. This decline was expected and is consistent with the company’s new focus on targeted customers with more defined gBusiness strategies. Approximately 75% of lost clients were in non-strategic markets. When our new targeted accounts strategy becomes more refined, we will present new operating metrics we believe are more relevant to this business model.

Operating expenses in the third quarter of 2010 decreased 18% to $5.6 million from $6.9 million in the previous quarter and increased 6% from $5.3 million in the same year-ago quarter. The sequential quarter decrease is due, in part, to the prior quarter recognition of a non-cash write-off of capitalized software development costs totaling $967,000, and an aggregate of $363,000 for the company’s former CEO Mike Pickett’s transition payment, executive search fees, and sales reorganization costs.

For the third quarter of 2010, net income was $109,000 versus net loss of $1.1 million in the previous quarter and net income of $167,000 in the third quarter of 2009.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, including non-cash stock-based compensation) for the quarter was $785,000, compared to adjusted EBITDA loss of $298,000 in the previous quarter and adjusted EBITDA of $671,000 in the same year-ago period (for more information about Adjusted EBITDA, see “Use of Non-GAAP Financial Information” below).

Cash, cash equivalents and investments totaled $11.7 million at September 30, 2010, compared to $13.0 million at June 30, 2010.

In September 2010, Onvia launched its latest product, Agency Center, which helps businesses pre-qualify and target agencies that purchase their goods and services. Agency Center provides insights into the buying patterns, current projects and competitive landscape at the agency level to help businesses execute their gBusiness strategies and better compete for available contracts.

Management Commentary

On August 30, 2010 Onvia’s Board of Directors appointed Hank Riner as Onvia’s new CEO effective October 4, 2010. “I am delighted to lead Onvia through its next phase focusing on profitable growth,” stated Mr. Riner. “The government market for private industry is significant but remains inefficient and confusing for most companies. Onvia has the content, thought leadership and technology to bring insight and clarity for both the public and private marketplace. I am committed to delivering value for our shareholders and clients while creating a culture of accountability and reward for excellence for our employees.

“My initial focus will be on building a profitable, sustainable business model run with financial discipline. All expenditures and investments will be rigorously reviewed for an acceptable return on investment, and underperforming expenditures will be eliminated or reallocated to performing projects. We have already begun the process of reducing nonessential expenses and rightsizing the business. During October we eliminated 8 non-strategic positions and elected not to fill an additional 11 open positions. These actions will save nearly one million dollars in annual operating expenses. We will begin to realize these savings in the first quarter of 2011. We will continue to focus on expense reductions to increase profitability without adversely impacting the growth potential of the business.”

Mr. Riner continued, “We will have relentless focus on the customer by listening to their needs and developing solutions that exceed their expectations. We intend to invest in strengthening our customer relationships. I will be spending a portion of my time visiting with customers and learning more about their strategies, opportunities and challenges. My goal is to make sure Onvia’s organization and resources are in alignment with the needs and future direction of our customers.”

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Conference Call

Onvia will hold a conference call later today (November 11, 2010) to discuss these third quarter financial results. CEO Hank Riner and CFO Cameron Way will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Thursday, November 11, 2010

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-800-862-9098

International: 1-785-424-1051

Conference ID#: 7ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s Website at www.onvia.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until December 11, 2010:

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pass-code: 11622

Use of Non-GAAP Financial Information

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. Onvia defines adjusted EBITDA as net income/(loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including the company’s competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because it believes adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA (Loss)” below for further information on this non-GAAP measure and reconciliation of GAAP Income (Loss) to adjusted EBITDA (Loss) for the periods indicated.

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Onvia, Inc.

Reconciliation of GAAP Income (Loss) to adjusted EBITDA (Loss)

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009
GAAP net income (loss)	$109	$(1,082)	$167

Reconciling items from GAAP to adjusted EBITDA (loss)
Interest income, net	(10)	(55)	(15)
Taxes	—	—	—
Depreciation and amortization	608	776	452
Amortization of stock-based compensation	78	63	67

Adjusted EBITDA (loss)	$785	$(298)	$671

About Annual Contract Value (ACV) and Quarterly Contract Value per Client (QCVC)

The company also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV), which represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of the company’s revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. The company also receives revenues from multi-year content reseller licenses, management reports, document download services, and list rental services, which are not included in the calculation of ACV. ACV is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations. Quarterly Contract Value per Client (QCVC) is similar to ACVC, but represents the average annual contract value of all new and renewing client transactions signed during the quarter only. Management also uses QCVC as a basis for planning and forecasting, and believes it is useful in understanding core business trends.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “believe,” “intend,” “plan,” “expect,” and similar references to future periods. These statements are based on management’s current expectations and beliefs and, because such statements relate to the future, are subject to risks and uncertainties that are difficult to predict. The company’s actual results may differ materially from those contemplated by the forward-looking statements in this release and we caution you against relying on any of these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s solutions fail to improve sales penetration and client retention rates; Onvia’s technology fails to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data; client adoption of new and higher valued products is slower than expected; and Onvia fails to increase the number of clients and/or Annual Contract Value. Additional information on factors that may impact these forward-looking statements can be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections in the company’s 2009 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

Any forward-looking statement made by the company in this presentation is as of the date indicated. Factors or events that could cause the company’s actual results to differ may emerge from time to time, and it is not

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possible for the company to predict all of them. The company assumes no obligation to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.

For more than 12 years Onvia (NASDAQ: ONVI) has been delivering the research, analytics and tools companies rely on to succeed in gBusiness – the intersection of business and government and a $5.5 trillion market. Onvia tracks, analyzes and reports the spending of more than 89,000 federal, state and local government agencies, giving companies a single source for conducting open, intelligent and efficient business with government. Along with providing an exclusive suite of integrated business tools for a wide variety of industries, Onvia offers DemandStar, the automated system that streamlines agency procurement processes, and Recovery.org, a free website that tracks Recovery Act-funded projects. For information about Onvia visit www.onvia.com.

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ONVIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2010	December 31, 2009
	(Unaudited)
	(In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,633	$1,647
Short-term investments, available-for-sale	5,301	12,632
Accounts receivable, net of allowance for doubtful accounts of $62 and $119	1,242	1,687
Prepaid expenses and other current assets, current portion	556	716
Reimbursable tenant improvements	—	147
Security deposits, current portion	135	135

Total current assets	12,867	16,964

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	1,407	1,226
Reimbursable tenant improvements	147	—
Security deposits, net of current portion	134	269
Internal use software, net of accumulated amortization	6,529	6,615
Long-term investments	787	—
Prepaid expenses and other assets, net of current portion	6	20

Total long term assets	9,010	8,130

TOTAL ASSETS	$21,877	$25,094

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,046	$1,585
Accrued expenses	1,113	1,268
Obligations under capital leases	—	6
Unearned revenue, current portion	10,032	11,275
Deferred rent, current portion	109	88

Total current liabilities	12,300	14,222

LONG TERM LIABILITIES:
Unearned revenue, net of current portion	278	270
Deferred rent, net of current portion	746	832

Total long term liabilities	1,024	1,102

TOTAL LIABILITIES	13,324	15,324

STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,424,626 and 8,283,296 shares issued; and 8,424,600 and 8,283,270 shares outstanding	1	1
Treasury stock, at cost: 26 and 26 shares	—	—
Additional paid in capital	352,350	352,615
Accumulated other comprehensive income / (loss)	1	(3)
Accumulated deficit	(343,799)	(342,843)

Total stockholders’ equity	8,553	9,770

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,877	$25,094

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Onvia, Inc.

Condensed Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2010 and September 30, 2009

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue
Subscription	$5,710	$5,728	$17,616	$16,127
Content license	633	623	1,959	1,753
Management information reports	272	188	699	645
Other	90	73	259	190

Total revenue	6,705	6,612	20,533	18,715

Cost of revenue	972	1,160	3,126	3,613

Gross margin	5,733	5,452	17,407	15,102

Operating expenses:
Sales and marketing	3,394	3,300	10,860	10,018
Technology and development	968	853	2,753	2,252
General and administrative	1,272	1,147	4,831	3,520

Total operating expenses	5,634	5,300	18,444	15,790

Income / (loss) from operations	99	152	(1,037)	(688)

Interest and other income, net	10	15	81	26

Net income / (loss)	$109	$167	$(956)	$(662)

Unrealized (loss) / gain on available-for-sale securities	(3)	2	4	1

Comprehensive income / (loss)	$106	$169	$(952)	$(661)

Basic net income / (loss) per common share	$0.01	$0.02	$(0.11)	$(0.08)

Diluted net income / (loss) per common share	$0.01	$0.02	$(0.11)	$(0.08)

Basic weighted average shares outstanding	8,425	8,271	8,362	8,261

Diluted weighted average shares outstanding	8,465	8,570	8,362	8,261

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Onvia, Inc.

Condensed Consolidated Statements of Cash Flows

Three and Nine Months Ended September 30, 2010 and September 30, 2009

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
	(In thousands)		(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income / (loss)	$109	$167	$(956)	$(662)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	608	452	2,072	1,234
Loss on abandonment of assets	—	—	967	—
Stock-based compensation	78	67	112	284
Change in operating assets and liabilities:
Accounts receivable	262	(393)	445	258
Prepaid expenses and other assets	(8)	76	174	196
Accounts payable	(152)	345	(179)	199
Accrued expenses	44	58	(160)	(305)
Unearned revenue	(1,131)	(32)	(1,235)	1,750
Deferred rent	(22)	(16)	(65)	(45)

Net cash (used in) / provided by operating activities	(212)	724	1,175	2,909

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(99)	(53)	(767)	(154)
Additions to internal use software	(925)	(558)	(2,719)	(1,953)
Purchases of investments	(2,855)	(5,084)	(5,947)	(7,736)
Sales of investments	600	—	2,292	—
Maturities of investments	3,812	—	10,203	—
Return of security deposits	—	—	135	135

Net cash provided by / (used in) investing activities	533	(5,695)	3,197	(9,708)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	—	(12)	(6)	(76)
Proceeds from exercise of stock options and purchases under employee stock purchase plan	—	13	47	51
Repurchase of common stock for minimum tax obligations on options exercise	—	—	(427)	—

Net cash provided by / (used in) financing activities	—	1	(386)	(25)

Net increase / (decrease) in cash and cash equivalents	321	(4,970)	3,986	(6,824)

Cash and cash equivalents, beginning of period	5,312	11,189	1,647	13,043

Cash and cash equivalents, end of period	$5,633	$6,219	$5,633	$6,219

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